Exhibit 99.2

Bion Announces Agreement with University of Nebraska-Lincoln for Field Corn Trial using AD Nitrogen Fertilizer

July 20, 2021. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that largely mitigates environmental impacts while recovering high-value coproducts, announced it has executed an agreement with University of Nebraska-Lincoln (UNL) to study the agronomic performance of Bion’s biobased ammonium bicarbonate fertilizer, AD Nitrogen, on field corn.

UNL’s Department of Agronomy and Horticulture will establish a research station trial with the following objectives:

-	Determine the effect of ammonium bicarbonate (AB) on corn yield in comparison to current organic and conventional fertilizers (AB, composted manure, urea, AB + composted manure)
-	Measure differences in nitrogen mineralization and plant uptake among different nitrogen fertilizers and application rates

Planning, design, and preparation for the study will commence this fall. Planting will coincide with the normal corn growing season in spring 2022. Bion’s AD Nitrogen will be applied as a mid- to late-season nitrogen fertilizer, following an initial fertilizer application of manure, as is customary practice.

AD Nitrogen is recovered from livestock waste in Bion’s patented third generation (3G) livestock waste treatment technology platform, which captures and stabilizes the ammonia that volatilizes from animal waste. Today, a tremendous amount of nitrogen is lost through ammonia emissions from livestock waste, which mostly bypass traditional best management practices (BMPs) that are designed to capture nutrients and prevent runoff that fuels algae blooms and contaminates groundwater. Stabilizing and upcycling this nitrogen will prevent these downstream impacts, that US EPA calls one of the greatest water quality problems in America today, as well as recapture its lost value.

Ammonium bicarbonate has a long history of use as a commercial synthetic fertilizer, although its use was phased out years ago in favor of cheaper alternatives, such as urea. Bion’s initial fertilizer product, a liquid ammonium bicarbonate solution, was approved by the Organic Materials Review Institute (OMRI) in May 2020 for an OMRI Listing, allowing for its use in organic production. In May 2021, Bion submitted a new application to OMRI, seeking an OMRI Listing for AD Nitrogen, a crystallized (solid) ammonium bicarbonate/ ammonium carbonate, recovered in its 3G platform.

Craig Scott, Bion’s director of communications, stated, “We are eager to work with UNL to begin this important next phase in commercializing our 3G technology platform. This will be the first of several anticipated trials of our AD Nitrogen in various crop applications, but we are particularly focused on this one as it relates to our sustainable and organic beef opportunity.”

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Bion’s patented third-generation technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $200 billion U.S. livestock industry, the environment, and the consumer. For more information, see Bion’s website, www.bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipates’, ‘similar’, 'will', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct

cscott@bionenviro.com